[Letterhead of Haynes and Boone, LLP]

July 2, 2007

China Clean Energy Inc.
17 Candlewood Drive
West Windsor, New Jersey 08550

Re:  Form SB-2 Registration Statement (Registration No. 333-140132)

Ladies and Gentlemen :

We have acted as counsel to China Clean Energy Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form SB-2 (the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “Commission”) on January 22, 2007, under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the offer and sale of 2,905,000 shares (the “Shares”) of the common stock, par value $0.001 per share, of the Company. This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-B promulgated under the Securities Act.

In connection with this opinion, we have examined the Company's Certificate of Incorporation and By-Laws, each as amended to date, the Registration Statement and such other documents as we have considered appropriate for purposes of this opinion.

We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when sold as described in the Registration Statement, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, which includes its statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion is being furnished solely in connection with the offer and sale of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP